Exhibit 10(xi)

                  AMENDMENT TO EXECUTIVE COMPENSATION AGREEMENT

         This Amendment, effective January 27, 2000, amends the Executive Compensation Agreement (the "Agreement") entered into as of November 21, 1997 between Bontex, Inc., a Virginia corporation (the "Company") and Charles W. J. Kostelni (the "Employee"). Except as set forth below, the terms of the Agreement shall in all other respects remain in full force and effect.

1. Section 1 of the Agreement is deleted in its entirety and is replaced with a new Section 1.

     1. Employment. The Company employs Charles W. J. Kostelni as Senior Vice President, General Manager of U.S. Operations, Corporate Secretary and Controller of the Company, and the Employee accepts employment upon the terms and conditions of this Agreement.

2. Section 3 of the Agreement is deleted in its entirety and is replaced with a new Section 3.

     3. Term. (a) The term of this Agreement shall begin on the date hereof and shall terminate on November 30, 2005.

          (b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall continue in effect for at least a period of thirty-six
          (36) months beyond the date of a Change in Control of the Company, if one shall have occurred during any term of this Agreement.

3. Pursuant to a previously executed Option Cancellation Agreement, Section 15 of the Agreement is deleted in its entirety and the option granted to Employee under this paragraph is hereby canceled, is null, void and of no further effect. The Company presented for approval of its shareholders at the Annual Meeting of Shareholders held in October 1998, and adjourned until January 1999, a proposal whereby an option would be granted by the Company to Employee to purchase 20,000 shares of common stock at an exercise price equal to the market price of the Common Stock as of the date of the original grant set forth in the Agreement ($5.63). The option grant proposal was approved by the shareholders, and the company has issued a new option to Employee, which is separate from the Agreement or this Amendment.


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         IN WITNESS WHEREOF the parties have executed this Amendment to the
Agreement as of January 27, 2000, pursuant to a resolution of the Board of Directors, duly convened following timely notice, on the 28th day of October, 1999, and pursuant to a resolution of the Compensation Committee of the Board of Directors, duly convened following timely notice, on the 27th day of October, 1999.

                                      BONTEX, INC.


                                      By: s/Robert J. Weeks
                                      Robert J. Weeks, Chairman of the
                                      Compensation Committee of the Board of
                                      Directors of Bontex, Inc.


                                      s/Charles W. J. Kostelni
                                      Charles W. J. Kostelni